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As filed with the Securities and Exchange Commission on April 6, 2005

Registration No. 333-117670

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LITHIA MOTORS, INC.
(Exact name of Registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation or organization)	93-0572810 (I.R.S. Employer Identification Number)
360 East Jackson Street Medford, Oregon 97501 (541) 776-6401 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Sidney B. DeBoer Lithia Motors, Inc. 360 East Jackson Street Medford, Oregon 97501 (541) 776-6401 (Name, address, including zip code, and telephone number, including area code, of agent for service)
With a Copy to: Kenneth E. Roberts, Esq. Foster Pepper Tooze LLP 601 SW Second Avenue, Suite 1800 Portland, Oregon 97204 (503) 221-0607

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Registration No. 333-117670

        PROSPECTUS

$85,000,000

LITHIA MOTORS, INC.

2 7/8% Convertible Senior Subordinated Notes Due 2014 and Shares of Class A Common Stock Issuable Upon Conversion Thereof

        We issued $85,000,000 aggregate principal amount of our 2 7/8% Convertible Senior Subordinated Notes Due 2014 in a private placement on May 4, 2004. This prospectus covers resales of the notes and shares of our Class A common stock issuable upon conversion of the notes. We will not receive any of the proceeds from the sale of the notes or the shares of the common stock by the selling securityholders.

        The notes bear interest at a rate of 2.875% per annum. We made our first interest payment on November 1, 2004 and will pay interest on the notes on May 1 and November 1 of each year. In addition, we will pay contingent interest during any six-month period commencing May 1, 2009, if the average trading price of the notes for the five trading days immediately preceding such period equals or exceeds 120% of the principal amount of the notes.

        Subject to prior redemption or repurchase of the notes, noteholders may convert the notes into shares of our common stock at a conversion rate of 26.5331 shares per $1,000 principal amount of notes (representing a conversion price of approximately $37.69), subject to adjustment, before the close of business on May 1, 2014, only under the following circumstances: (1) during any calendar quarter commencing after June 30, 2004, and prior to the close of business on May 1, 2009, if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter; (2) after May 1, 2009, if on any trading day the closing sale price of our common stock exceeds 120% of the conversion price; (3) during the five business day period after any five consecutive trading day period in which the trading price per note for each day of that period was less than 98% of the product of the closing sale price of our common stock and the conversion rate; (4) if the notes have been called for redemption; or (5) upon the occurrence of certain corporate events.

        Beginning May 6, 2009, we may redeem all or any portion of the notes for cash at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest. On May 1, 2009, or upon the occurrence of certain designated events, holders may require us to repurchase the notes for cash at a repurchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest.

        The notes are subordinated to our senior indebtedness, will rank equally in right of payment to any additional senior subordinated indebtedness that we may incur in the future and will be senior to all of our existing and future subordinated obligations. The notes will also be effectively subordinated to all of our and our subsidiaries' secured indebtedness. As of December 31, 2004, we had $450.9 million of senior indebtedness outstanding under our primary credit facility and new vehicle floor plan financing facilities, $141.3 million in other senior indebtedness and no other senior subordinated indebtedness outstanding.

        For United States federal income tax purposes the notes are subject to United States federal income tax rules applicable to contingent payment debt instruments. For a more detailed description of the notes, see "Description of the Notes" beginning on page 11 and "Material United States Federal Income Tax Considerations" beginning on page 32.

        Our common stock is listed on The New York Stock Exchange under the symbol "LAD." On April 4, 2005, the closing price of our common stock on The New York Stock Exchange was $25.25 per share.

        Investing in the notes and the common stock involves risks. You should carefully read and consider the "Risk Factors" beginning on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 5, 2005.

TABLE OF CONTENTS

Summary	1
Risk Factors	2
Special Note Regarding Forward-Looking Statements	10
Use of Proceeds	11
Ratio of Earnings to Fixed Charges	11
Description of Notes	11
Description of Capital Stock	29
Material United States Federal Income Tax Considerations	32
Selling Securityholders	37
Plan of Distribution	39
Legal Matters	41
Experts	41
Where You Can Find More Information	41
Documents Incorporated by Reference	42

        We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling securityholders are offering to sell, and seeking offers to buy, only the notes and shares of common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time and delivery of this prospectus or of any sale of the shares.

        You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision. All references to "Lithia," "company," "we," "our," "ours" and "us" in this prospectus refer to Lithia Motors, Inc. and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

SUMMARY

        This summary contains basic information about us, the notes and our common stock. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements incorporated by reference herein, and the notes thereto, before making an investment decision.

Lithia Motors, Inc.

        We are a leading operator of automotive franchises and retailer of new and used vehicles and services. As of March 10, 2005, we offered 25 brands of new vehicles through 172 franchises in 87 stores in the Western United States and over the Internet. On such date, we operated 16 stores in Oregon, 11 in California, 11 in Washington, 9 in Texas, 7 in Idaho, 7 in Colorado, 7 in Alaska, 6 in Nevada, 6 in Montana, 3 in Nebraska, 2 in South Dakota, 1 in Oklahoma and 1 in New Mexico. We sell new and used cars and light trucks; sell replacement parts; provide vehicle maintenance, warranty, paint and repair services; and arrange related financing, service contracts, protective products and credit insurance for our automotive customers.

        We were founded in 1946 and incorporated in 1968. Our principal executive offices are located at 360 E. Jackson Street, Medford, Oregon 97501. Our telephone number at this location is (541) 776-6899. Our website is located at http://www.lithia.com. The information contained on our website is not a part of this prospectus.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

        Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the notes and our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

        Our ability to increase revenues through our acquisition growth strategy depends on our ability to acquire and successfully integrate additional stores.

        General.    The U.S. automobile industry is considered a mature industry in which minimal growth is expected in unit sales of new vehicles. Accordingly, a principal component of our growth in sales is to make additional acquisitions in our existing markets and in new geographic markets. To complete the acquisitions of additional stores, we need to successfully address each of the following challenges.

        Limitations on our capital resources may prevent us from capitalizing on acquisition opportunities.    Acquisitions of additional stores will require substantial capital investment. Limitations on our capital resources would restrict our ability to complete new acquisitions. Further, the use of any financing source could have the effect of reducing our earnings per share.

        We have financed our past acquisitions from a combination of the cash flow from our operations, borrowings under our credit arrangements and issuances of our common stock. We expect cash on hand together with our other financing resources to be sufficient for our currently anticipated acquisition program at least through 2006. If we are unable to obtain financing on acceptable terms, we may be required to slow the pace of our acquisition plans, which may materially and adversely affect our acquisition growth strategy.

        Generally, we use cash and available credit facilities for acquisitions. However, on occasion, we have financed acquisitions by issuing shares of our common stock as partial consideration for acquired stores. The viability of using common stock for acquisitions will depend on our willingness to issue shares, the market price of our common stock and the willingness of potential acquisition candidates to accept our common stock as part of the consideration for the sale of their businesses. Accordingly, our ability to make acquisitions could be adversely affected if the price of our common stock declines or, alternatively, is perceived as fully valued. If potential acquisition candidates are unwilling to accept our common stock as partial consideration, we will be forced to rely solely on available cash from operations or debt financing, which could limit our acquisition and expansion plans.

        Manufacturers may restrict our ability to make new acquisitions.    We are required to obtain consent from the applicable manufacturer prior to the acquisition of a franchised store. The term "manufacturer" in this prospectus refers to all of the manufacturers of new vehicles that we sell.

        In determining whether to approve an acquisition, a manufacturer considers many factors, including our financial condition, ownership structure, the number of stores currently owned and our performance with those stores. Most major manufacturers have now established limitations or guidelines on the:

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  number of such manufacturers' stores that may be acquired by a single owner;

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  number of stores that may be acquired in any market or region;

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  percentage of total sales that may be controlled by one automotive retailer group;

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  ownership of stores in contiguous markets;

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  frequency of acquisitions; and

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  requirement that no other manufacturers' brands be sold from the same store location.

        DaimlerChrysler has issued a policy statement to all of its dealers stating that it may disapprove any acquisition if the buyer would own stores representing more than (i) 10% of any Business Center's Annual Planning Potential; (ii) 5% of the Annual Planning Potential of the United States; or (iii) 20% of a Metro Market's Annual Planning Potential. We are currently below all of these specified limits. There are approximately 4,300 Chrysler stores nationwide.

        General Motors currently evaluates our acquisitions of GM stores on a case-by-case basis. GM, however, limits the maximum number of GM stores that we may acquire at any time to 50% of the GM stores, by franchise line, in a GM-defined geographic market area. GM has approximately 7,300 stores nationwide.

        Ford currently limits the number of stores that we may own to the greater of (i) 15 Ford and 15 Lincoln Mercury stores and (ii) that number of Ford and Lincoln Mercury stores accounting for 5% of the preceding year's total Ford, Lincoln and Mercury retail sales in the United States. In addition, Ford limits us to one Ford store in a Ford-defined market area having two or fewer authorized Ford stores and one-third of Ford stores in any Ford-defined market area having three or more authorized Ford stores. Ford has approximately 4,600 franchised stores nationwide.

        Toyota restricts the number of stores that we may own and the time frame over which we may acquire them, and imposes specific performance criteria on existing stores as a condition to any future acquisitions. In order for us to acquire more than seven stores, we must execute Toyota's standard Level Two Multiple Ownership Agreement. Under the Level Two Multiple Ownership Agreement, we may acquire more than seven stores over a minimum of seven semi-annual periods, up to a maximum number of stores equal to 5% of Toyota's aggregate national annual retail sale volume. In addition, Toyota restricts the number of Toyota stores that we may acquire in any Toyota-defined region and Metro market, as well as any contiguous market. Toyota has approximately 1,200 stores nationwide.

        With respect to other manufacturers, we do not believe existing numerical limitations will materially restrict our acquisition program for a number of years.

        A manufacturer also considers our past performance as measured by their customer satisfaction index, or CSI, scores and sales performance at our existing stores. At any point in time, some of our stores may have CSI scores below the manufacturers' sales zone averages or have achieved sales performances below the targets manufacturers have set. Our failure to maintain satisfactory CSI scores and to achieve sales performance goals could restrict our ability to complete future acquisitions. We currently have, and at any point in the future may have, manufacturers that restrict our ability to complete future acquisitions.

        We may be unable to improve profitability of newly acquired stores.    We target stores with pretax margins below our historical pretax margin. Our ability to improve the profitability of newly acquired stores depends in large part on our ability at such stores to:

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  increase new vehicle sales;

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  improve sales of higher margin used vehicles and finance and insurance products;

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  train and motivate store management;

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  achieve cost savings and realize revenue enhancing opportunities; and

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  improve inventory, accounts receivable and other controls.

        If we fail to improve the profitability of newly acquired stores, we may be unable to maintain our historical pretax margin. Further, failure to improve the performance of under-performing stores could preclude us from receiving manufacturer approval for any new acquisitions of that brand.

        Competition with other automotive retailers for attractive acquisition targets could restrict our ability to complete new acquisitions.    In the current economic environment, we are presented with an increasing number of attractive acquisition opportunities. However, we compete with several other public and private national automotive retailers, some of which have greater financial and managerial resources. Competition with existing automotive retailers and those formed in the future may result in fewer attractive acquisition opportunities and increased acquisition costs. If we cannot negotiate acquisitions on acceptable terms, our future revenue growth will be significantly limited.

        The loss of key personnel or the failure to attract additional qualified management personnel could adversely affect our operations and growth.

        Our success depends to a significant degree on the efforts and abilities of our senior management, particularly Sidney B. DeBoer, our Chairman and Chief Executive Officer, M. L. Dick Heimann, our President and Chief Operating Officer, R. Bradford Gray and Bryan B. DeBoer, our Executive Vice Presidents and Don Jones, Jr., our Senior Vice President, Retail Operations. Further, we have identified Mr. Sidney B. DeBoer and/or Mr. Heimann in most of our store franchise agreements as the individuals who control the franchises and upon whose financial resources and management expertise the manufacturers may rely when awarding or approving the transfer of any franchise. The loss of either of those individuals could have a material adverse effect on our on-going relationship with the manufacturers.

        We place substantial responsibility on our general managers for the profitability of their stores. We have increased our number of stores from 5 in 1996 to 87 as of March 10, 2005. Many stores are offered for sale to us to enable the owner/manager to retire. These potential acquisitions are viable to us only if we are able to obtain replacement management. This has resulted in the need to hire many additional managers. As we continue to expand, the need for additional experienced managers will become even more critical. The market for qualified general managers is highly competitive. The loss of the services of key management personnel or the inability to attract additional qualified general managers could have a material adverse effect on our business and the execution of our acquisition growth strategy.

        Our stores depend on vehicle sales and, therefore, our success depends in large part upon the overall demand for the particular lines of vehicles that each of our stores sell.

        Our Chrysler, GM, Ford and Toyota stores represent over three-fourths of our total new vehicle retail sales. Chrysler alone accounts for over a third of those sales. Demand for our primary manufacturers' vehicles as well as the financial condition, management, marketing, production and distribution capabilities of these manufacturers can significantly affect our business. Events that adversely affect a manufacturer's ability to timely deliver new vehicles, such as labor disputes and other production disruptions, including delays that sometimes occur during periods of new product introductions, may adversely affect us by reducing our supply of popular new vehicles and leading to lower sales in our stores during those periods than would otherwise occur. Further, any event that causes adverse publicity involving any of our manufacturers or their vehicles could reduce sales of those vehicles and adversely affect our sales and profits.

        Cyclical downturns in the automobile industry that reduce our vehicle sales may adversely affect our profitability.

        The automobile industry is cyclical and historically has experienced downturns characterized by oversupply and weak demand. Many factors affect the industry, including general economic conditions, consumer confidence, personal discretionary spending levels, interest rates and credit availability. We cannot guarantee that the industry will not experience sustained periods of decline in vehicle sales in the future. Any such decline could have an adverse effect on our business.

        The automobile industry also experiences seasonal variations in revenue. Demand for automobiles is generally lower during the winter months than in other seasons, particularly in our market areas that experience harsh winters. Accordingly, we expect revenues and operating results generally to be lower in our first and fourth quarters than in our second and third quarters for existing stores. With respect to our company, the timing and volume of our acquisitions has had a greater effect on our revenues than seasonal sales variations.

        Hostilities in the Middle East or other factors that significantly increase gasoline prices can be expected to reduce vehicle sales.

        Historically, in times of rapid increase in crude oil and gasoline prices, sales of vehicles have dropped, particularly in the short term, as consumer confidence wanes and fuel costs become more prominent to the consumer's buying decision. In sustained periods of higher fuel costs, consumers who do purchase vehicles tend to prefer smaller, more fuel efficient vehicles.

        The majority of our new vehicle sales are of domestic manufacture and are predominately SUVs and light trucks. These vehicles generally provide us with higher gross margins. A significant drop in sales volume in these vehicles would adversely affect our level of profits.

        The ability of our stores to make new vehicle sales depends in large part upon the manufacturers and, therefore, any disruption or change in our relationships with manufacturers may materially and adversely affect our profitability.

        We depend on the manufacturers to provide us with a desirable mix of new vehicles. The most popular vehicles usually produce the highest profit margins and are frequently in short supply. If we cannot obtain sufficient quantities of the most popular models, our profitability may be adversely affected. Sales of less desirable models may reduce our profit margins.

        We depend on the manufacturers for sales incentives and other programs that are intended to promote sales or support our profitability. Manufacturers historically have made many changes to their incentive programs during each year. A discontinuation or change in manufacturers' incentive programs could adversely affect our business. Moreover, some manufacturers use a store's CSI scores as a factor for participating in incentive programs. Accordingly, our failure to meet CSI standards at our stores could have a material adverse effect on us.

        Each of our stores operates pursuant to a franchise agreement with each of the respective manufacturers for which it serves as franchisee. Manufacturers exert significant control over our stores through the terms and conditions of their franchise agreements, including provisions for termination or non-renewal for a variety of causes. From time-to-time, certain of our stores have failed to comply with certain provisions of their franchise agreements. These agreements and state law, however, generally afford us the opportunity to cure violations and no manufacturer has terminated or failed to renew any franchise agreement with us. If a manufacturer terminates or fails to renew one or more of our significant franchise agreements, such action could have a material adverse effect on us.

        Our franchise agreements also specify that, in certain situations, we cannot operate a franchise by another manufacturer in the same building as the manufacturer's franchised store. This may require us to build new facilities at a significant cost. In addition, some manufacturers are in the process of realigning their stores along defined channels, such as combining Chrysler and Jeep in one location. As a result, manufacturers may require us to move or sell certain stores. Moreover, our manufacturers generally require that the store meet defined image standards. All of these commitments could require us to make significant capital expenditures.

        Some of our franchise agreements prohibit transfers of ownership interests of a store or, in some cases, its parent. The most prohibitive restriction, which has been imposed by various manufacturers, provides that, under certain circumstances, we may lose a franchise if a person or entity acquires an ownership interest in us above a specified level (ranging from 20% to 50% depending on the particular manufacturer's restrictions and falling as low as 5% if another vehicle manufacturer is the entity acquiring the ownership interest) without the approval of the applicable manufacturer. Violations by our stockholders or prospective stockholders are generally outside of our control and may result in the termination or non-renewal of one or more of our franchises, which may have a material adverse effect on us.

        With the breadth of our operations and volume of transactions, compliance with the many federal and state consumer protection and motor vehicle laws cannot be assured. Fines and administration sanctions can be severe.

        We are subject to numerous consumer protection and department of motor vehicles laws in each of the 13 states in which we have stores, as well as federal consumer protection laws. With the number of stores we operate, the number of personnel we employ and the large volume of transactions we handle, it is likely that technical mistakes will be made. If there are unauthorized activities of serious magnitude, the state and federal authorities have the power to impose civil monetary penalties and sanctions, suspend or withdraw dealer licenses or take other actions that could materially impair our activities or our ability to acquire new stores in those states where violations occurred.

        Import product restrictions and foreign trade risks may impair our ability to sell foreign vehicles profitably.

        Certain vehicles we sell, as well as certain major components of vehicles we sell, are manufactured outside the United States. Accordingly, we are affected by import and export restrictions of various jurisdictions and are dependent to some extent on general economic conditions in, and political relations with, a number of foreign countries. Additionally, fluctuations in currency exchange rates may increase the price and adversely affect our sales of vehicles produced by foreign manufacturers. Imports into the United States may also be adversely affected by increased transportation costs and tariffs, quotas or duties, any of which could have a material adverse effect on us.

        Environmental, health or safety regulations could have a material adverse effect on our results of operations or financial condition or cause us to incur significant expenditures.

        We are subject to various federal, state and local environmental, health and safety regulations governing, among other things, the generation, storage, handling, use, treatment, recycling, transportation, disposal and remediation of hazardous material and the emission and discharge of hazardous material into the environment. Under certain environmental regulations, we could be held responsible for all of the costs relating to any contamination at our present or our predecessors' past facilities and at third party waste disposal sites. We are aware of contamination at certain of our facilities, and we are in the process of conducting investigations and/or remediation at some of these properties. In certain cases, the current or prior property owner is conducting the investigation and/or remediation or we have been indemnified by either the current or prior property owner for such contamination. There can be no assurances that these owners will remediate or continue to remediate these properties or pay or continue to pay pursuant to these indemnities. We are also required to obtain permits from governmental authorities for certain operations. If we violate or fail to fully comply with these regulations or permits, we could be fined or otherwise sanctioned by regulators.

        Environmental, health and safety regulations are becoming increasingly more stringent. There can be no assurances that the costs of compliance with these regulations will not result in a material adverse effect on our results of operations or financial condition or that additional environmental, health or safety matters will not arise or new conditions or facts will not develop in the future at our currently or formerly owned or operated facilities, or at sites that we may acquire in the future, which will require us to incur significant expenditures.

Risks related to our common stock

        The sole voting control of our company is held by Sidney B. DeBoer who may have interests different from your interests.

        Lithia Holding Company, LLC, of which Sidney B. DeBoer, our Chairman and Chief Executive Officer, is the sole managing member, holds all of the outstanding shares of our Class B common stock. A holder of Class B common stock is entitled to ten votes for each share held, while a holder of Class A common stock is entitled to one vote per share held. On most matters, the Class A and Class B common stock vote together as a single class. As of March 8, 2005, Lithia Holding controlled over 71.0% of the aggregate number of votes eligible to be cast by stockholders for the election of directors and most other stockholder actions. Therefore, Lithia Holding will control the election of our Board of Directors and will be in a position to control the policies and operations of the company. In addition, because Mr. DeBoer is the managing member of Lithia Holding, he currently controls and will continue to control, all of the outstanding Class B common stock, thereby allowing him to control the company. So long as at least 16 2/3% of the total number of shares outstanding are shares of Class B common stock, the holders of Class B common stock will be able to control all matters requiring approval of 66 2/3% or less of the aggregate number of votes. Absent a significant increase in the number of shares of Class A common stock outstanding or conversion of Class B common stock into Class A common stock, the holders of shares of Class B common stock will be entitled to elect all members of the Board of Directors and control all matters subject to stockholder approval that do not require a class vote.

Risks related to the notes

        The notes are and will be subordinated to our senior debt and will be effectively subordinated to any secured debt which Lithia may incur in the future.

        The notes are our senior subordinated unsecured obligations and are subordinate to our existing senior debt including our working capital and used vehicle flooring credit facility with DaimlerChrysler Services North America and Toyota Motor Credit Corporation totaling up to $150 million and to any replacement or addition to such credit facility. Further, we have financed, and expect to continue to finance, our new vehicle inventories and much of our real estate and stores with secured lines of credit or real estate loans. The indenture that governs the terms of the notes does not have any restrictions on our or our subsidiaries' ability to incur secured or unsecured indebtedness. Consequently, in the event of our bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the holders of any secured indebtedness will be entitled to proceed against the collateral that secures such indebtedness and such collateral will not be initially available for satisfaction of any amounts owed under the notes, and the debt held by our senior lenders to which the notes are subordinated will be entitled to be paid in full prior to any right of note holders to receive payment. Further, any debt incurred by our subsidiaries would need to be satisfied by the subsidiaries' assets before their net assets would be available to the note holder.

        There is no active market for the notes.

        The notes are not listed on any securities exchange. We cannot provide any assurance that an active market will develop for the notes or that holders will be able to sell their notes. Future trading prices of the notes will depend on many factors including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

        We may not have the ability to raise the funds necessary to finance the repurchase of the notes if required by holders pursuant to the indenture.

        On May 1, 2009, or in the event of a "designated event" under the indenture, holders may require us to repurchase their notes at a price of 100% of the principal amount of the notes, plus accrued and unpaid interest, including contingent interest and additional interest, if any, to, but excluding, the repurchase date. However, it is possible that we will not have sufficient funds available at such time to make the required repurchase of notes. In addition, the credit agreement for our senior indebtedness contains, and any future credit agreements or other agreements relating to our indebtedness may contain, provisions prohibiting the repurchase of the notes under certain circumstances, or may provide that a designated event constitutes an event of default under that agreement. If any agreement governing our indebtedness prohibits us from repurchasing the notes when we become obligated to do so, we could seek the consent of the lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain such consent or refinance the debt, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

        The price of our common stock historically has been volatile, which may make it difficult for holders to resell the notes or the common stock into which the notes are convertible, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

        Subject to certain conditions, the notes are convertible into shares of our common stock. Historically, the market price of our common stock has experienced and may continue to experience high volatility, and the broader stock market has experienced significant price and volume fluctuations in recent years. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us or automotive retailing, could cause the market price of our common stock to fluctuate substantially. The trading price of the notes is expected to be affected significantly by the price of our common stock.

        In addition, the sale of substantial amounts of our common stock could adversely impact its price. As of March 8, 2005, we had outstanding 15,352,102 shares of our Class A common stock, 3,762,231 shares of our Class B common stock and options to purchase 1,509,751 shares of our Class A common stock (of which 498,668 were currently exercisable). The sale or the availability for sale of a large number of shares of our common stock in the public market could adversely affect the price of our common stock.

        You should consider the United States federal income tax consequences of owning the notes.

        Under the indenture governing the notes, we have agreed, and, by acceptance of a beneficial interest in a note, each holder is deemed to have agreed, to treat the notes for U.S. federal income tax purposes as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments.

        Consequently, despite some uncertainty as to the proper application of such regulations, the notes are treated as issued with original issue discount for United States federal income tax purposes, and holders are required to include such original issue discount in their income as it accrues at a constant rate of 9.0% per year (subject to certain adjustments), compounded semi-annually, which represents the estimated yield on comparable non-contingent, non-convertible, fixed rate debt instruments with terms and conditions otherwise similar to the notes. The amount of original issue discount required to be included by holders in income for each year generally will be in excess of the payments and accruals on the notes for non-tax purposes (i.e., in excess of the stated, semi-annual regular interest payments and accruals and any contingent interest payments) in that year.

        Holders will recognize gain or loss on the sale, purchase by us at the holder's option, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and their adjusted tax basis in the note. Any gain recognized by holders on the sale, purchase by us at the holder's option, exchange, conversion or redemption of a note will be treated as ordinary interest income; any loss will be ordinary loss to the extent of original issue discount previously included in income, and thereafter will be treated as capital loss. A discussion of the United States federal income tax consequences of ownership of the notes is contained in this prospectus under the heading "Material United States Federal Income Tax Considerations."

        You are strongly urged to consult your tax advisor as to the federal, state, local or other tax consequences of acquiring, owning, and disposing of the notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated or deemed to be incorporated by reference herein contain statements concerning our future plans, strategies, goals, results and performance and other matters that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Our operating results and financial condition have varied and may in the future vary significantly depending on a number of factors. In some cases these forward-looking statements can be identified by the use of words such as "may," "will," "should," "expect," "project," "predict," "potential" or the negative of these words or comparable words.

        The factors listed under "Risk Factors" in this prospectus and elsewhere in the documents incorporated into this prospectus by reference, could cause actual results to differ materially from those anticipated by these forward-looking statements. Such factors, among others, may have a material adverse effect upon our business, financial condition, and results of operations. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made.

        Specific forward-looking statements in this prospectus that involve risks and uncertainties include statements relating to the anticipated tax treatment of the notes.

USE OF PROCEEDS

        We will not receive any proceeds from the resale of the notes and the common stock issuable upon conversion of the notes by any selling securityholders. All the proceeds from the sale of the notes and the shares of common stock will be for the account of the selling securityholders. See the "Selling Securityholders" and "Plan of Distribution" sections of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows the ratio of earnings to fixed charges for us and our consolidated subsidiaries for the dates indicated. For purposes of these ratios, "earnings" consist of income from continuing operations before income taxes and fixed charges, and "fixed charges" consist of interest expense on indebtedness and the interest component of rental expense for capital lease obligations, and amortization of debt discount and issuance expenses.

	Year Ended December 31,
	2000	2001	2002	2003	2004
Ratio of earnings to fixed charges	2.33x	2.31x	3.45x	3.35x	3.20x

DESCRIPTION OF NOTES

        The notes are issued under an indenture dated as of May 4, 2004, between Lithia, as issuer, and U.S. Bank National Association, as trustee. The notes and the shares issuable upon conversion of the notes are covered by a registration rights agreement. You may request a copy of the indenture and the registration rights agreement from the trustee.

        The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

        As used in this "Description of Notes" section, references to "Lithia," "we," "our" or "us" refer solely to Lithia Motors, Inc. and not to Lithia Holding Company LLC, or our subsidiaries.

General

        The notes are our unsecured obligations, are subordinated in right of payment to all of our existing and future senior indebtedness, rank equally in right of payment with all of our existing and future senior subordinated indebtedness and are senior in right of payment to all of our existing and future subordinated obligations. The notes are effectively subordinated to our secured indebtedness to the extent of the value of the assets securing such indebtedness and to all indebtedness and other liabilities of our subsidiaries (including trade payables), as described under "—Subordination of Notes." The notes are convertible into common stock upon certain conditions, as described under "—Conversion of Notes."

        We issued notes with a principal amount of $85,000,000 on May 4, 2004. The notes are issued only in denominations of $1,000 and multiples of $1,000. The notes will mature on May 1, 2014 unless earlier converted, redeemed or repurchased. We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that the U.S. federal income tax consequences for owning such additional notes are identical to those owning the notes offered hereby. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

        Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

        Holders are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described below under "—Repurchase at Option of the Holder" and "—Repurchase at Option of the Holder Upon a Designated Event."

        Under the indenture governing the notes, we have agreed, and by acceptance of a beneficial interest in the notes each beneficial owner of the notes is deemed to have agreed, among other things, for United States federal income tax purposes, to treat the notes as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments and, for purposes of those regulations, to treat the fair market value of any stock received upon any conversion of the notes as a contingent payment. However, the characterization of instruments such as the notes and the application of such regulations is uncertain in several respects. See "Material United States Federal Income Tax Considerations."

        The notes bear interest at a rate of 2.875% per annum. We made our first interest payment on November 1, 2004 and will pay interest, including contingent interest, if any, on May 1 and November 1 of each year to record holders at the close of business on the preceding April 15 and October 15, as the case may be, except interest payable upon redemption or repurchase will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, falls after a record date and prior to the corresponding interest payment date. Interest began accruing from May 3, 2004, and will accrue from the most recent date to which interest has been paid or duly provided for. We will pay contingent interest under certain circumstances as described under "—Contingent Interest."

        We will maintain an office in the Borough of Manhattan, The City of New York, for the payment of principal and interest, and for the presentation of notes for conversion, registration of transfer or exchange for other denominations that shall initially be an office or agency of the trustee. We may pay interest either:

  •
  by check mailed to the holder's address as it appears in the note register, provided that holders with an aggregate principal amount in excess of $2.0 million shall be paid, at their written election, by wire transfer in immediately available funds; or

  •
  by transfer to an account maintained by the holder in the United States.

        However, payments on the global note will be made to The Depository Trust Company, New York, New York, which we refer to as DTC, by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Conversion of Notes

        Holders may convert any of their notes, in whole or in part, into common stock prior to the close of business on the final maturity date of the notes, subject to the prior redemption or repurchase of the notes, but only under the following circumstances:

  •
  upon satisfaction of a market price condition;

  •
  upon satisfaction of a trading price condition;

  •
  upon notice of redemption; or

  •
  upon specified corporate transactions.

        The number of shares of common stock that holders will receive upon conversion of their notes will be determined by multiplying the number of $1,000 principal amount notes they convert by the conversion rate on the date of conversion. Holders may convert their notes in part so long as such part is $1,000 principal amount or a multiple of $1,000. The initial conversion rate for the notes is 26.5331 shares of common stock per $1,000 principal amount of notes, subject to adjustment as described below, which represents an initial conversion price of approximately $37.69 per share.

        If we call notes for redemption, holders may convert the notes only until the close of business on the second business day immediately preceding the redemption date unless we fail to pay the redemption price. If holders have submitted their notes for repurchase upon a designated event, they may convert their notes only if they withdraw their repurchase election prior to the close of business on the repurchase date. Similarly, if holders exercise their option to require us to repurchase their notes other than upon a designated event, those notes may be converted only if they withdraw their election to exercise their option in accordance with the terms of the indenture prior to the close of business on the repurchase date. Upon conversion of a note, the holder will not receive any cash payment of interest, including contingent interest and additional interest, if any (unless such conversion occurs between a regular record date and the interest payment date to which it relates). We will not issue fractional shares upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the closing sale price (as defined below) of the common stock on the trading day prior to the conversion date. Our delivery to the holder of the full number of shares of our common stock into which the note is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay:

  •
  the principal amount of the note; and

  •
  accrued but unpaid interest, including contingent interest and additional interest, if any, attributable to the period from the most recent interest payment date to the conversion date.

        As a result, accrued but unpaid interest, including contingent interest and additional interest, if any, to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

        Notwithstanding the preceding paragraph, if notes are converted after a record date but prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest, including contingent interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest, including contingent interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and prior to the next interest payment date, (2) if we have specified a repurchase date following a designated event that is during such period or (3) if any overdue interest, overdue contingent interest or overdue additional interest has accrued and is unpaid at the time of conversion with respect to such note, but then only to the extent of overdue interest, overdue contingent interest or overdue additional interest.

Conversion Upon Satisfaction of Market Price Condition

        Prior to the close of business on May 1, 2009, holders may surrender their notes for conversion into our common stock during any calendar quarter commencing after June 30, 2004 if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter. After May 1, 2009, holders may surrender their notes for conversion into our common stock if on any trading day the closing sale price of our common stock exceeds 120% of the conversion price. If either of the above thresholds is met, the notes will thereafter be convertible at any time at the option of the holder prior to the close of business on the maturity date.

        The "closing sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System or by the National Quotation Bureau Incorporated. In the absence of such a quotation or reporting, we will determine the closing sale price on a basis we consider appropriate, and such determination shall be conclusive. The "conversion price" as of any day will equal $1,000 divided by the number of shares of common stock issuable upon a conversion of a note.

        "Trading day" means a day during which trading in securities occurs on The New York Stock Exchange or, if the common stock is not listed on The New York Stock Exchange, on the principal national or regional securities exchange on which the common stock is then listed or, if the common stock is not listed on a national or regional securities exchange, on the principal market on which the common stock is then traded.

Conversion Upon Satisfaction of Trading Price Condition

        Prior to the close of business on the maturity date, holders may surrender their notes for conversion into our common stock during the five business day period after any five consecutive trading day period in which the "trading price" per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the notes at such time; provided, however, holders may not convert their notes in reliance on this provision after May 1, 2009, if on any trading day during such measurement period the closing sale price of our common stock was between 100% and 120% of the then current conversion price of the notes.

        The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the "closing sale price" of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes.

        In connection with the above trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination, and we shall have no obligation to make such request unless holders provide us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the notes. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes.

Conversion Upon Notice of Redemption

        If we call notes for redemption, holders may convert the notes until the close of business on the second business day immediately preceding the redemption date, after which time their right to convert will expire unless we default in the payment of the redemption price.

Conversion Upon Specified Corporate Transactions

        If we elect to:

  •
  distribute to all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 45 days, our common stock at less than the current market price at the time of distribution (measured by averaging the closing prices for the 10 preceding trading days); or

  •
  distribute to all holders of our common stock, assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 5% of the closing sale price of our common stock on the business day immediately preceding the declaration date for such distribution;

we must notify holders at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of close of business on the business day prior to the ex-dividend date or any announcement by us that such distribution will not take place. No adjustment to holders' ability to convert will be made if they will otherwise participate in the distribution without conversion.

        In addition, if we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock would be converted into cash, securities or other property, holders may surrender their notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until and including the date that is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities, or other property, then at the effective time of the transaction, a holder's right to convert a note into our common stock will be changed into a right to convert it into the kind and amount of cash, securities and other property that the holder would have received if the holder had converted the note immediately prior to the transaction. If the transaction also constitutes a designated event, holders can require us to repurchase all or a portion of their notes as described under "—Repurchase at Option of the Holder Upon a Designated Event."

Conversion Procedures

        To convert an interest in a global note, holders must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program and comply with the last three items listed below. To convert a definitive note, holders must:

  •
  complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

  •
  surrender the note to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to interest, including contingent interest and additional interest, if any, payable on the next interest payment date.

        The date holders comply with these requirements is the conversion date under the indenture. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. Holders will not be entitled to any rights as holders of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until any conversion is effective.

        We will adjust the conversion rate if any of the following events occurs:

  (1)
  We issue common stock as a dividend or distribution on our common stock;

  (2)
  We issue to all holders of common stock certain rights or warrants to purchase our common stock;

  (3)
  We subdivide or combine our common stock;

  (4)
  We distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including securities but excluding rights or warrants specified above, dividends or distributions specified above and cash distributions.

    If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such distribution on The New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

  (5)
  We distribute to all holders of our common stock cash, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up or any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed $0.08 (the "dividend threshold amount"), in which case in the event of a dividend or distribution to which this clause (5) applies the conversion rate will be adjusted by multiplying:

  •
  the conversion rate by

  •
  a fraction, the numerator of which will be the current market price of our common stock minus the dividend threshold amount and the denominator of which will be the current market price of our common stock minus the amount per share of such dividend or distribution.

    The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted. If an adjustment is required to be made as set forth in this clause (5) as a result of a distribution that is not a regular quarterly dividend, the dividend threshold amount will be deemed to be zero. For purposes of this paragraph, "current market price" shall mean the average of the daily closing sale prices per share of common stock for the ten consecutive trading days ending on the day before the "ex" date with respect to the distribution requiring such computation. The term "ex" date, when used with respect to any distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

  (6)
  We or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

        To the extent that we have a rights plan in effect upon conversion of the notes into common stock, holders will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        In the event of:

  •
  any reclassification of our common stock;

  •
  a consolidation, merger or combination involving us; or

  •
  a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of their notes holders will be entitled to receive the same type of consideration that they would have been entitled to receive if they had converted the notes into our common stock immediately prior to any of these events.

        Notwithstanding anything in this section to the contrary, no adjustment to the conversion rate will be made in respect to any payment, distribution or other transaction referred to above if we make proper provision so that each holder who thereafter converts notes is entitled to receive, upon that conversion, the same amount and kind of assets or other property that the holder would have received if the holder had converted notes into common stock at the relevant time.

        We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "Material United States Federal Income Tax Considerations."

        Holders may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations resulting in a conversion rate adjustment. See "Material United States Federal Income Tax Considerations."

        We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Accounting for the Notes

        Since the issuance of the notes, the accounting impact on diluted earnings per share of contingent convertible debt, such as the notes, has changed. Under accounting treatment in effect at the time the notes were issued, the notes did not affect our earnings per share calculations because the conditions for conversion of the notes have not been met. After the notes were issued, the Financial Accounting

Standards Board ratified a consensus position of its Emerging Issues Task Force requiring that contingent convertible debt, such as the notes, be taken into account in computing diluted earnings per share even though a market price trigger, such as the market price condition for the conversion of the notes, has not been met. The new earnings per share calculation requirements became effective for periods ending on or after December 15, 2004 and diluted earnings per share in prior periods in which convertible debt was outstanding have been restated.

Contingent Interest

        Subject to the accrual and record date provisions described herein, we will pay contingent interest to the holders of notes during any six-month period from May 1 to October 31 and from November 1 to April 30, with the initial six-month period commencing May 1, 2009, if the average trading price of the notes, determined as set forth above under "—Conversion of Notes—Conversion Upon Satisfaction of Trading Price Condition," for the five trading days immediately preceding the first day of the applicable six-month period equals 120% or more of the principal amount of the notes.

        During any period when contingent interest shall be payable, the contingent interest payable per note will equal 0.25% of the average trading price of the notes during the five trading days immediately preceding the first day of the applicable six-month interest period. We will make contingent interest payments, if any, on the interest payment dates for the notes.

        We will notify the noteholders upon determination that they will be entitled to receive contingent interest during a six-month interest period.

Optional Redemption by Lithia

        Beginning May 6, 2009, we may redeem the notes in whole or in part for an amount in cash equal to 100% of the principal amount, plus accrued and unpaid interest, including contingent interest and additional interest, if any, to, but excluding, the redemption date. If the redemption date is an interest payment date, interest shall be paid to the record holder on the relevant record date. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

        If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of the holder's notes, the converted portion will be deemed to be included in the portion selected for redemption.

        We may not redeem the notes if we have failed to pay any interest on the notes and such failure to pay is continuing.

Repurchase at Option of the Holder

        Holders have the right to require us to repurchase all or a portion of the notes for cash on May 1, 2009. We will be required to repurchase any outstanding note for which a holder delivers a written repurchase notice to the paying agent, who will initially be the trustee. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the date two business days prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

        The repurchase price payable for a note will be equal to 100% of the principal amount, plus accrued and unpaid interest, including contingent interest and additional interest, if any, to, but excluding, the repurchase date.

        A holder's right to require us to repurchase notes is exercisable by delivering a written repurchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the date two business days prior to the repurchase date.

        We must give notice of an upcoming repurchase date to all note holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their notes.

        The repurchase notice given by each holder must state:

  •
  if certificated notes have been issued, the note certificate numbers (or, if the notes are not certificated, the repurchase notice must comply with appropriate DTC procedures);

  •
  the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

        A holder may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if the notes are not certificated, the withdrawal notice must comply with appropriate DTC procedures); and

  •
  the principal amount, if any, that remains subject to the repurchase notice.

        Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the repurchase date, then, on and after the date:

  •
  the note will cease to be outstanding;

  •
  interest, including contingent interest and additional interest, if any, will cease to accrue; and

  •
  all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note.

This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

        Our ability to repurchase notes with cash may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to repurchase any outstanding note on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date.

        We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable. We will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes.

Repurchase at Option of the Holder Upon a Designated Event

        If a designated event occurs at any time prior to the maturity of the notes, holders may require us to repurchase their notes for cash, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the designated event. The notes will be repurchased in multiples of $1,000 principal amount.

        We will repurchase the notes at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest, including contingent interest and additional interest, if any, to, but excluding, the repurchase date. If the repurchase date is after a record date for an interest payment and on or before an interest payment date, we will pay accrued and unpaid interest, including contingent interest and additional interest, if any, to the record holder on the relevant record date.

        We will mail to all record holders a notice of a designated event within 10 days after it has occurred. We are also required to deliver to the trustee a copy of the designated event notice. If holders elect to require us to repurchase their notes, they must deliver to us or our designated agent, on or before the 30th day after the date of our designated event notice, their repurchase notice and any notes to be repurchased, duly endorsed for transfer. We will promptly pay the repurchase price for notes surrendered for repurchase following the repurchase date.

        A "designated event" will be deemed to have occurred upon a fundamental change or a termination of trading.

        A "fundamental change" is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration that is not all or substantially all common stock that:

  •
  is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange; or

  •
  is approved, or immediately after the transaction or event will be approved, for quotation on The Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

        A "termination of trading" will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on The Nasdaq National Market.

        We will comply with any applicable provisions of Rule 13e-4 and any other applicable tender offer rules under the Exchange Act in the event of a designated event.

        These designated event repurchase rights could discourage a potential acquirer. However, this designated event repurchase feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "designated event" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a designated event would not necessarily afford holders protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        We may be unable to repurchase the notes in the event of a designated event. If a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered notes. Our credit agreement with DaimlerChrysler Services and Toyota Motor Credit contains, and any future credit agreements or other agreements relating to our indebtedness may contain, provisions prohibiting repurchase of the notes under certain circumstances or providing that a designated event constitutes an event of default under that agreement, or may contain provisions that expressly prohibit our repurchase of the notes upon a designated event. If a designated event occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might in turn constitute a default under the terms of our other indebtedness. In such circumstances, or if a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to the holders of notes.

Merger or Sale of Assets by Lithia

        The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

  •
  we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  the successor person assumes all of our obligations under the notes and the indenture; and

  •
  we or such successor person will not be in default under the indenture immediately after the transaction.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Subordination of Notes

        The notes are our unsecured obligations, are subordinated in right of payment to all of our existing and future senior indebtedness, rank equally in right of payment with all of our existing and future senior subordinated indebtedness and are senior in right of payment to all of our existing and future subordinated obligations. The notes will also be effectively subordinated to our secured indebtedness to the extent of the value of the assets securing such indebtedness and to all indebtedness of our subsidiaries.

        As of December 31, 2004, we had outstanding:

  •
  $450.9 million of senior indebtedness under our credit agreement with DaimlerChrysler Services and Toyota Motor Credit and our new vehicle floor plan financing;

  •
  $141.3 million of other senior indebtedness; and

  •
  no senior subordinated indebtedness other than the notes

        The indenture does not limit the amount of additional indebtedness, including senior indebtedness, that we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that any of our subsidiaries can create, incur, assume or guarantee.

        Only our indebtedness that is senior indebtedness will rank senior in right of payment to the notes. The notes will rank equal in right of payment with any future senior subordinated indebtedness. We will not incur, directly or indirectly, any indebtedness that is subordinated or junior in right of payment to senior indebtedness unless such indebtedness is senior subordinated indebtedness or is expressly subordinated in right of payment to senior subordinated indebtedness. Unsecured indebtedness is not deemed to be subordinated or junior in right of payment to secured indebtedness merely because it is unsecured. Indebtedness for this purpose does not include trade payables and other accrued liabilities arising in the ordinary course of business.

        We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee's claims for these payments will generally be senior to those of the holders of the notes in respect of all funds collected or held by the trustee.

        We may not pay principal, interest (including interest accruing after filing of a petition initiating any proceeding under state, federal or foreign bankruptcy law, whether or not such interest is allowed or allowable under such proceedings) or other obligations in respect of the notes, or otherwise repurchase, redeem or retire the notes if:

        (1)   any designated senior indebtedness (which shall initially be the indebtedness under our credit agreement with DaimlerChrysler Services and Toyota Motor Credit and our new vehicle floor plan financing) is not paid when due; or

        (2)   any other default on designated senior indebtedness occurs and the maturity of such designated senior indebtedness is accelerated in accordance with its terms, unless, in either case,

          (a)   the default has been cured or waived and any such acceleration has been rescinded; or

          (b)   such designated senior indebtedness has been paid in full;

provided, however, that we may pay such obligations without regard to the foregoing if we and the trustee receive written notice approving such payment from the representative of the designated senior indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

        During the continuance of any default (other than a default described in clause (1) or (2) above) with respect to any of our designated senior indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration or the expiration of any applicable grace periods), we may not make payments with respect to the notes for a period (a "payment blockage period") commencing upon the receipt by the trustee (with a copy to us) of written notice (a "blockage notice") of such default from the representative of such designated senior indebtedness specifying an election to effect a payment blockage period and ending 179 days thereafter, or earlier if such payment blockage period is terminated:

  •
  by written notice to the trustee and us from the person or persons who gave such blockage notice;

  •
  by repayment in full of such designated senior indebtedness; or

  •
  because no default with respect to any designated senior indebtedness is continuing.

Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the second preceding sentence), we may resume payments on the notes after the end of such payment blockage period, unless the holders of such designated senior indebtedness or the representative of such holders have accelerated the maturity of such designated senior indebtedness and such designated senior indebtedness has not been repaid in full.

        Not more than one blockage period may be commenced in any period of 360 consecutive days, irrespective of the number of defaults with respect to designated senior indebtedness during such period, and in no event may the total number of days during which any payment blockage period is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any payment blockage period with respect to the designated senior indebtedness initiating such payment blockage period shall be, or be made, the basis of the commencement of a subsequent payment blockage period by the representative of such designated senior indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days; provided, that certain events may create an additional default or event of default under a provision where one already exists, which would for these purposes be considered a new default or event of default.

        Upon any payment or distribution of our assets to our creditors upon a total or partial liquidation or a total or partial dissolution of us or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property:

        (1)   the holders of our senior indebtedness will be entitled to receive payment in full of such senior indebtedness before the holders of the notes are entitled to receive any payment of principal or interest on the notes; and

        (2)   until such senior indebtedness is paid in full, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to the holders of such senior indebtedness as their interests may appear, except that holders may receive shares of stock and any debt securities that are subordinated to such senior indebtedness to at least the same extent as the notes; if a distribution is made to holders that due to the subordination provisions of the indenture should not have been made to them, such holders will be required to hold it in trust for the holders of our senior indebtedness, and pay it over to them as their interests may appear.

        If payment of the notes is accelerated because of an event of default, we or the trustee (provided, that the trustee shall have received written notice from us or a representative identifying the designated senior indebtedness for which such representative is so designated, on which notice the trustee shall be entitled to rely conclusively) shall promptly notify the holders of our designated senior indebtedness (or their representative) of the acceleration. If any such designated senior indebtedness is outstanding, we may not pay the notes until five business days after such holders or the representative of such designated senior indebtedness receive notice of such acceleration and, thereafter, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

        By reason of the subordination provisions of the indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of the notes, and our creditors who are not holders of senior indebtedness or holders of senior subordinated indebtedness (including the notes) may recover less, ratably, than holders of senior indebtedness.

Limitation on Liens

        The indenture provides that we may not incur any secured indebtedness that is not senior indebtedness unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with (or on a senior basis to, in the case of indebtedness subordinated in right of payment to the notes) such secured indebtedness for so long as such secured indebtedness is secured by a lien.

Events of Default; Notice and Waiver

        The following will be events of default under the indenture:

  •
  we fail to pay principal when due upon redemption or otherwise on the notes, whether or not such payment is prohibited by the subordination provisions of the indenture;

  •
  we fail to pay any interest, including contingent interest and additional interest, if any, on the notes, when due and such failure continues for a period of 30 days, whether or not such payment is prohibited by the subordination provisions of the indenture;

  •
  we fail to convert the notes upon exercise of a holder's conversion right;

  •
  we fail to perform our obligation to provide notice of a designated event within 10 days after it has occurred;

  •
  we fail to perform or observe any of the covenants in the indenture for 60 days after notice from the trustee or holders of at least 25% in principal amount of the notes then outstanding (other than a failure to provide timely notice of a designated event);

  •
  we fail to perform or observe any of the covenants described under "—Limitation of Liens" above for 30 days;

  •
  certain events involving our bankruptcy, insolvency or reorganization; or

  •
  default in the payment of principal when due at stated maturity of other indebtedness or acceleration of such other indebtedness for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $5 million, and such acceleration has not been rescinded or annulled within a period of 30 days after written notice as provided in the indenture.

        The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, interest, including contingent interest or additional interest, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

        If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal, and accrued interest, including contingent interest and additional interest, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, and accrued interest, including contingent interest and additional interest, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, interest, including contingent interest and additional interest, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.

        Payments of principal and accrued interest, including contingent interest and additional interest, if any, on the notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

        The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

        No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest on the notes, unless:

  •
  the holder has given the trustee written notice of an event of default;

  •
  the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

  •
  the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

  •
  the trustee fails to comply with the request within 60 days after receipt.

Modification and Waiver

        The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend certain provisions of the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note if it would:

  •
  extend the fixed maturity of any note;

  •
  reduce the rate or extend the time for payment of interest, including contingent interest, or additional interest, if any, on any note;

  •
  reduce the principal amount of any note;

  •
  reduce any amount payable upon redemption or repurchase of any note;

  •
  adversely change our obligation to repurchase any note at the option of a holder or upon a designated event;

  •
  impair the right of a holder to institute suit for payment on any note;

  •
  change the currency in which any note is payable;

  •
  impair the right of a holder to convert any note or reduce the number of shares or the amount of any other property receivable upon conversion;

  •
  reduce the quorum or voting requirements under the indenture;

  •
  change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture;

  •
  modify the subordination provisions of the indenture in a manner adverse to the holders;

  •
  subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture in a manner adverse to the holders; or

  •
  reduce the percentage of notes required for consent to any modification of the indenture.

        We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

Form, Denomination and Registration

        The notes are issued:

  •
  in fully registered form;

  •
  without interest coupons; and

  •
  in denominations of $1,000 principal amount and multiples of $1,000.

Global Note, Book-Entry Form

        The notes are evidenced by a global note that is deposited with DTC and registered in the name of Cede & Co. as DTC's nominee. Except as set forth below, the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Beneficial interests in the global note may be held through organizations that are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

        Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of the global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in the global note:

  •
  are not be entitled to have certificates registered in their names;

  •
  will not receive physical delivery of certificates in definitive registered form; and

  •
  are not be considered holders of the global note.

        We will pay interest, including contingent interest, if any, on and the redemption price and the repurchase price of the global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

  •
  for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

  •
  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

        We will issue notes in fully registered definitive certificate form only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Securities and Exchange Act of 1934, as amended, and a successor depositary is not appointed by us within 90 days; or

  •
  an event of default shall have occurred and the maturity of the notes shall have been accelerated in accordance with the terms of the notes and any holder shall have requested in writing the issuance of definitive certificated notes.

        The notes represented by the global securities are eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Listing and Trading

        We have not applied, and do not intend to apply, for listing of the notes on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol "LAD."

Registration Rights of the Noteholders

        We entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the notes and the common stock issuable on common stock issuable on conversion of the notes. We filed a registration statement with the SEC covering resale of the registrable securities within 90 days after the closing date. Under this agreement, we have agreed to use our best efforts to cause the shelf registration statement to become effective within 180 days of the closing date. We further agreed to use our best efforts to keep the shelf registration statement effective until the date there are no longer any registrable securities.

        When we use the term "registrable securities" in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:

  •
  the effective registration under the Securities Act and the resale of such securities in accordance with the registration statement;

  •
  the sale of such securities to the public pursuant to Rule 144 under the Securities Act, or any similar provision then in force; and

  •
  the expiration of the holding period under Rule 144(k) under the Securities Act, or any successor provision.

        We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed:

  •
  30 days in any three-month period; or

  •
  an aggregate of 90 days for all periods in any 12-month period.

        Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any three-month period or an aggregate of 120 days for all periods in any 12-month period under certain circumstances relating to possible acquisitions, financings or other similar transactions or reviews by the SEC of our periodic reports.

        We will pay predetermined additional interest if the shelf registration statement is not timely made effective or if the prospectus is unavailable for periods in excess of those permitted above:

  •
  on the notes at an annual rate equal to 0.25% of the aggregate principal amount of the notes outstanding for the first 90-day period immediately following the failure to keep effective a shelf registration statement or the failure to make the prospectus available for periods described above, and such rate will increase to 0.50% per annum thereafter until the registration statement is filed or made effective or until the prospectus is available; and

  •
  on the common stock that has been converted, at an annual rate equal to 0.25% of an amount equal to $1,000 divided by the conversion rate during such periods for the first 90-day period immediately following the failure to keep effective a shelf registration statement or the failure to make the prospectus available for periods described above, and such rate will increase to 0.50% per annum thereafter until the registration statement is filed or made effective or until the prospectus is available.

        In no event will additional interest accrue at a rate per annum exceeding 0.50%.

        A holder who elects to sell registrable securities pursuant to the shelf registration statement of which this prospectus forms a part is required to:

  •
  be named as a selling stockholder in this prospectus;

  •
  deliver a prospectus to purchasers; and

  •
  be subject to the provisions of the registration rights agreement, including indemnification provisions.

        Under the registration rights agreement we will:

  •
  pay all customary expenses of the shelf registration statement;

  •
  provide each registered holder copies of this prospectus;

  •
  notify holders when the shelf registration statement has become effective; and

  •
  take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

Information Concerning the Trustee

        We have appointed U.S. Bank National Association, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. Except for the contents of this section, the trustee has not reviewed or participated in the preparation of this prospectus and does not assume any responsibility for the nature, completeness, contents or accuracy of this document.

        The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

        Additional information about the trustee may be found at U.S. Bank's website at http://www.usbank.com/corporatetrust. The U.S. Bank website is not incorporated into this prospectus by such reference and is not a part hereof.

Governing Law

        The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 100,000,000 shares of Class A common stock, 25,000,000 shares of Class B common stock and 15,000,000 shares of preferred stock, each with no par value.

Common Stock

        Each share of common stock is designated as either Class A common stock or Class B common stock. As of March 8, 2005, there were 15,352,102 shares of Class A common stock outstanding and 3,762,231 shares of Class B common stock outstanding. All of the outstanding Class B common stock is held by Lithia Holding Company, LLC.

Voting

        Holders of Class B common stock are entitled to ten votes for each share held, while holders of Class A common stock are entitled to one vote for each share held. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of stockholders including the election of directors.

        The Oregon Business Corporation Act, however, entitles either the Class A common stock or the Class B common stock to vote as a separate voting group on any proposed amendment of our Articles of Incorporation otherwise requiring stockholder approval if the proposed amendment would:

  •
  increase or decrease the aggregate number of authorized shares of the class;

  •
  effect an exchange or reclassification of all or part of the shares of the class into shares of another class or create a right to do so;

  •
  change the shares of all or part of the class into a different number of shares of the same class;

  •
  create a new class having rights or preferences with respect to distributions or dissolution that are prior to superior or substantially equal to shares of the class; or

  •
  otherwise alter the rights, preferences or limitations of all or part of the shares of the class.

Shares of the two classes of common stock do not have cumulative voting rights with respect to the election of directors.

        As of December 31, 2004, Lithia Holding Company, LLC held shares of Class B common stock controlling 71.0% of the aggregate number of votes eligible to be cast by stockholders for the election of directors and on all other actions to be taken by the stockholders, except as noted above. Therefore, Lithia Holding controls the election of the Board of Directors and will be in a position to control the policies and operations of our company. Currently, Sidney B. DeBoer is the sole manager of Lithia Holding and can direct the voting of all Class B common stock.

Dividends and Other Rights

        Subject to the preferences applicable to any preferred stock outstanding at the time, holders of shares of common stock are entitled to dividends if, when and as declared by the Board of Directors from funds legally available therefor, and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities and preferred stock preferences, if any. Each share of Class A common stock and Class B common stock will be treated equally with respect to dividends and distributions.

        No additional shares of Class B common stock can be issued without the prior approval of stockholders holding a majority of all Class A common stock outstanding, except in conjunction with stock splits, stock dividends, reclassification and similar transactions and events regarding the Class A common stock that would otherwise have the effect of changing conversion rights of the Class B common stock relative to the Class A common stock.

        Holders of common stock have no preemptive rights nor rights to subscribe for additional securities. Shares of common stock are not redeemable and there are no sinking fund provisions. Shares of Class A common stock are not convertible into any other series or class of our securities. Subject to adjustments for stock splits, stock dividends, reclassification and similar transactions and events, each share of Class B common stock is freely convertible into one share of Class A common stock at the option of the holder. Each share of Class B common stock shall automatically convert to shares of Class A common stock on a share-for-share basis on the earliest record date for an annual meeting of our stockholders on which the number of shares of Class B common stock outstanding is less than 1% of the total number of shares of common stock outstanding.

        Shares of Class B common stock may not be transferred to third parties except for transfers to certain family members and in other limited circumstances. Any purported transfer of Class B common stock to a person who is not a permitted transferee under our Articles of Incorporation is automatically void.

Preferred Stock

        The Board of Directors may, without further action of our stockholders, issue shares of preferred stock in one or more series and fix the rights and preferences thereof, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption and sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series, and increase or decrease the number of shares of any such series (but not below the number of such shares then outstanding). The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock provides desirable flexibility in connection with possible acquisitions and other corporate purposes. However, the Board of Directors, without further stockholder approval, can issue preferred stock with voting and conversion rights that would adversely affect the voting power and other rights of the holders of common stock. In addition, the Board of Directors can issue and sell shares of preferred stock to designated persons, the impact of which could make it more difficult for a holder of a substantial block of common stock to remove incumbent directors or otherwise gain control of Lithia. We have no present plans to issue any shares of preferred stock.

Oregon Corporate Law

        We are subject to the Oregon Control Share Act, under which a person who acquires voting stock in a transaction which results in such person holding more than 20%, 33 1/3% or 50% of the total voting power cannot vote the shares it acquires in the acquisition unless voting rights are accorded to such control shares by the holders of a majority of the outstanding voting shares, excluding the control shares held by such person and shares held by our officers and inside directors, and by the holders of a majority of the outstanding voting shares, including shares held by our officers and inside directors. This vote would be required at the time an acquiring person's holdings exceed 20% of the total voting power, and again at the time the acquiring person's holdings exceed 33 1/3% and 50%, respectively. An acquiring person can include persons acting as a group. A transaction in which voting power is acquired solely by receipt of an immediately revocable proxy does not constitute an acquisition covered by the provisions of the Oregon Business Corporation Act described here. The acquiring person may, but is not required to, submit to us an "Acquiring Person Statement" setting forth certain information about the acquiring person and its plans with respect to us. The Acquiring Person Statement may also request that we call a special meeting of stockholders to determine whether the control shares will be allowed to retain voting rights. If the acquiring person does not request a special meeting of stockholders, the issue of voting rights of control shares will be considered at the next annual meeting or special meeting of stockholders that is held more than 60 days after the date of the acquisition of control shares. If the acquiring person's control shares are accorded voting rights and represent a majority or more of all voting power, stockholders who do not vote in favor of the restoration of such voting rights will have the right to receive the appraised "fair value" of their shares, which may not be less than the highest price paid per share by the acquiring person for the control shares.

        We are also subject to the Oregon Business Combination Act, which generally provides that in the event a person or entity acquires 15% or more of our voting stock, we and such person or entity, or any affiliated entity, may not engage in the following business combination transactions for a period of three years following the date the person became acquired 15% or more of the voting stock:

  •
  a merger or plan of share exchange;

  •
  any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of our assets or outstanding capital stock; and

  •
  transactions that result in the issuance of our capital stock to the stockholder that acquired 15% or more of the voting stock.

        These restrictions do not apply if:

  •
  the stockholder that acquired 15% or more of the voting stock, as a result of such acquisition, owns at least 85% of our outstanding voting stock disregarding shares owned by directors who are also officers and certain employee benefit plans;

  •
  the Board of Directors approves the share acquisition or business combination before the stockholder acquired 15% or more of our voting stock; or

  •
  the Board of Directors and the holders of at least two-thirds of our outstanding voting stock, disregarding shares owned by the Interested Stockholder, approve the transaction after the stockholder acquires 15% or more of our voting stock.

        The Oregon Control Share Act and the Oregon Business Combination Act will have the effect of encouraging any potential acquirer to negotiate with our Board of Directors and will also discourage potential acquirers unwilling to comply with the provisions of these laws. An Oregon corporation may provide in its articles of incorporation or bylaws that the laws described above do not apply to its shares. We have not adopted such a provision and do not currently intend to do so. These laws may make us less attractive for takeover, and thus stockholders may not benefit from a rise in the price of our Class A common stock that a takeover could cause.

Limitation of Liability and Indemnification

        As allowed by the Oregon Business Corporation Act, our Articles of Incorporation provide that the liability of our directors for monetary damages will be eliminated to the fullest extent permissible under Oregon law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of our company for breach of a director's duties to us or our stockholders except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for any unlawful distribution to stockholders; or

  •
  for any transaction from which the director derived an improper personal benefit.

This provision does not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care. This provision also does not affect the director's responsibilities under any other laws, such as the federal or state securities or environmental laws.

        Our Articles of Incorporation and the Bylaws also provide that we shall indemnify, to the fullest extent permitted under Oregon law, any person who has been made, or is threatened to be made, a party to an action, suit or legal proceeding by reason of the fact that the person is or was a director or officer of ours. Our Articles provide that we shall indemnify directors and officers against certain liabilities that may arise by reason of their status or service as a director or officer and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Transfer Agent

        The transfer agent and registrar for the Class A common stock is Computershare Trust Company, Inc., Golden, Colorado.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

        This is a summary of certain material U.S. federal income tax consequences relevant to holders of the notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations now in effect, all of which are subject to change (possibly with retroactive effect) or differing interpretations. The discussion below deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, certain U.S. expatriates, entities generally exempt from U.S. federal income tax, persons holding notes in a tax deferred or tax-advantaged account, as a position in a "straddle" or as part of a "hedge," "conversion" or other risk-reduction transaction for tax purposes, or persons who have ceased to be U.S. citizens or to be taxed as resident aliens. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of the U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any state, local, foreign or other taxing jurisdiction.

        We do not address all of the tax consequences that may be relevant to a holder of notes. In particular, we do not address:

  •
  the U.S. federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that is a holder of notes;

  •
  the U.S. federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of notes;

  •
  any state, local or foreign tax consequences of the purchase, ownership or disposition of notes; and

  •
  any U.S. federal, state, local or foreign tax consequences of owning or disposing of common stock.

        The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds the notes generally will depend on such partner's particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

        We urge prospective investors to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of notes in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

Classification of the Notes

        Pursuant to the terms of the indenture, we and every holder agree (in the absence of administrative pronouncement or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the notes as debt instruments that are subject to the Treasury regulations governing contingent payment debt instruments (the "contingent debt regulations") and to be bound by our application of the contingent debt regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes and the related "projected payment schedule" determined by us as described below, and our treatment of the fair market value of any common stock received upon conversion of a note as a contingent payment.

        No statutory or judicial authority directly addresses the treatment of the notes or instruments similar to the notes for United States federal income tax purposes. The Internal Revenue Service (the "IRS") has issued a revenue ruling with respect to instruments having certain features similar to the notes. To the extent the ruling addresses the issue, this ruling supports certain aspects of the treatment as described below. Notwithstanding the issuance of this ruling, the proper application of certain aspects of the contingent debt regulations to the notes is not entirely certain. In addition, no ruling has been or is expected to be sought from the IRS with respect to the U.S. federal income tax consequences discussed below. The IRS would not be precluded from taking contrary positions. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. You should be aware that different treatment from that described below could affect the amount, timing, source and character of income, gain or loss with respect to an investment in the notes. For example, a holder might be required to accrue interest income at a higher or lower rate, might not recognize income, gain or loss upon conversion of a note into common stock, and might recognize capital gain or loss upon a taxable disposition of a note. Holders should consult their tax advisors concerning the tax treatment of holding a note.

        The remainder of this discussion assumes that the notes are treated as indebtedness subject to the contingent debt regulations.

U.S. Holders

        For purposes of this discussion, a U.S. Holder is a beneficial owner of the notes who or which is for U.S. federal income tax purposes:

  •
  a citizen or individual resident of the United States;

  •
  a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate if its income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (a) a U.S. court can exercise primary supervision over its administration and (b) one or more U.S. persons have the authority to control all of its substantial decisions.

Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date, may also be treated as U.S. Holders.

Accrual of Interest on the Notes

        Pursuant to the contingent debt regulations, U.S. Holders of the notes are required to accrue interest income on the notes on a constant-yield basis, based on a comparable yield to maturity as described below, regardless of whether such holders use the cash or accrual method of tax accounting. As such, U.S. Holders generally will be required to include interest in income each year in excess of any stated interest payments actually received in that year.

        The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

        1.     the product of (a) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (b) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

        2.     divided by the number of days in the accrual period; and

        3.     multiplied by the number of days during the accrual period that the U.S. Holder held the notes.

        A note's issue price is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the notes.

        The term "comparable yield" as used in the contingent debt regulations means the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. We have determined that the comparable yield for the notes is 9.0%, compounded semi-annually. The precise manner of calculating the comparable yield is not entirely clear. If our determination of the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield determined by us.

        The contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (which we refer to as "projected payments") on the notes. This schedule must produce a yield to maturity that equals the comparable yield. The projected payment schedule includes estimates for contingent interest payments and an estimate for a payment at maturity taking into account the conversion feature. In this connection, the fair market value of any common stock (and cash, if any) received by a holder upon conversion will be treated as a contingent payment. The comparable yield and the projected payment schedule will be set forth in the indenture. U.S. Holders also may obtain the projected payment schedule by submitting a written request for such information to us at: Lithia Motors, Inc., Investor Relations Department, 360 E. Jackson Street, Medford, Oregon 97501.

        By purchasing the notes, U.S. Holders agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule and agree to use the comparable yield and projected payments schedule in determining its interest accruals, and the adjustments thereto described below, in respect of the notes for U.S. federal income tax purposes.

        The comparable yield and the projected payment schedule are not used for any purpose other than to determine a holder's interest accruals and adjustments thereto in respect of the notes for U.S.

federal income tax purposes. They do not constitute a projection or representation regarding the actual amounts payable on the notes.

        We may be required to make payments of additional interest if we do not file or cause to be declared effective a registration statement, as described under "Description of the Notes—Registration Rights of the Noteholders." We intend to take the position for U.S. federal income tax purposes that any payments of additional interest should be taxable to U.S. Holders as additional ordinary income when received or accrued, in accordance with their method of tax accounting. If we do fail to file or cause to be declared effective a registration statement, U.S. Holders should consult their tax advisers concerning the appropriate tax treatment of the payment of additional interest with respect to the notes.

Adjustments to Interest Accruals on the Notes

        If, during any taxable year, a U.S. Holder of notes receives actual payments with respect to such notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" under the contingent debt regulations equal to the amount of such excess. The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year. For the purpose, the payment in a taxable year include the fair market value of property (including common stock received upon conversion or repurchase of the notes) received in that year.

        If a U.S. Holder receives in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce the U.S. Holder's interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

        A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions under Section 67 of the Code. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, conversion or retirement of the notes.

        Since amounts of contingent interest payments with respect to the notes will become fixed more than six months prior to the date that such interest is payable, the U.S. Holder will be required under the contingent debt regulations to take the adjustment into account at the time the contingent interest payment becomes fixed. The amount of the U.S. Holder's adjustment will be measured by the difference between the present value of the amount of contingent interest that becomes fixed and the present value of the projected contingent interest payment, with present values being determined by discounting each amount from the date that the contingent interest is due to the date that the contingent interest becomes fixed using a discount rate equal to the comparable yield, as discussed above. The adjustment will be treated as a positive or negative adjustment, as appropriate. Any positive or negative adjustment required will increase or decrease, respectively, the adjusted issue price and basis of the U.S. Holder's notes at the time the contingent interest becomes fixed. On the date a contingent payment is fixed, the projected payment schedule for the debt instrument is modified prospectively to reflect the fixed amount of the payment such that upon receipt of the contingent interest payment, the adjusted issue price and basis of the U.S. Holder's note will effectively be reduced by the amount of the contingent interest payment.

Sale, Exchange, Conversion or Redemption of Notes

        Generally the sale, exchange, conversion, repurchase or redemption of a note will result in taxable gain or loss to a U.S. Holder. As described above, our calculation of the comparable yield and the projected payment schedule for the notes includes the receipt of stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the receipt of common stock by a U.S. Holder upon the conversion of a note as a payment under the contingent debt regulations. As described above, a U.S. Holder agrees to be bound by our determination of the comparable yield and projected payment schedule. Under this treatment, a conversion of a note into common stock also will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a sale, exchange, conversion or redemption of a note will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any common stock received, and (b) the U.S. Holder's adjusted tax basis in the note.

        A U.S. Holder's adjusted tax basis in a note generally will be equal to the U.S Holder's original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the notes (without regard to the actual amount paid).

        Gain recognized by a U.S. Holder upon a sale, exchange, conversion or redemption of a note generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of total net interest previously included in income by the U.S. Holder in respect of the note, and thereafter capital loss (which will be long-term if the note is held for more than one year). The deducibility of capital losses is subject to limitations.

        A U.S. Holder's tax basis in common stock received upon a conversion of a note will equal the then current fair market value of such common stock. The U.S. Holder's holding period for the common stock received will commence on the day immediately following the date of conversion.

        If a U.S. Holder purchases a note at a discount or premium to the adjusted issue price, so that such Holder's tax basis in the note differs from the adjusted issue price of the note at the time of the acquisition, the normal rules for accrual of premium or discount generally will not apply. Instead, the U.S. Holder must reasonably allocate such difference to (i) daily portions of interest, or (ii) the projected payment at maturity. An allocation to daily portions of interest should be reasonable to the extent that the difference is due to a change in the yield, at such acquisition date, at which we could issue a nonconvertible fixed rate debt instrument with no contingent payments, but with terms otherwise similar to those of the notes. An allocation to the projected payment at maturity should be reasonable to the extent that the anticipated value of our common stock at maturity, determined on the basis of the market conditions at the acquisition date, differs from the anticipated value of our common stock as it has been determined on the basis of market conditions which prevailed at the time of original issuance.

        If a U.S. Holder's tax basis in a note is greater than the adjusted issue price of the note, the amount of the difference allocated to a daily portion of interest or to the projected payment will be treated as a negative adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, the U.S. Holder's adjusted tax basis in the note will be reduced by the amount the U. S. Holder treats as a negative adjustment. If a U.S. Holder's tax basis in a note is less than the adjusted issue price of the note, the amount of the difference allocated to a daily portion of interest or to the projected payment will be treated as a positive adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, the U.S. Holder's adjusted tax basis in the note will be increased by the amount the U.S. Holder treats as a positive adjustment.

        A U.S. Holder who purchases notes for an amount that is more or less than the adjusted issue price of the notes should consult its tax advisor regarding the adjustments described above.

Constructive Dividends to Holders of Notes

        If at any time we were to make a distribution of cash or property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes were increased, such increase will be deemed to be the payment of a taxable dividend to holders of the notes to the extent of our current and accumulated earnings and profits, notwithstanding the fact that the holders do not receive a cash payment.

        If the conversion rate is increased at our discretion or in certain other circumstances, such increase also may be deemed to be the payment of a taxable dividend to holders, notwithstanding the fact that the holders do not receive a cash payment. In certain circumstances the failure to make an adjustment of the conversion rate under the indenture may result in a taxable distribution to holders of our common stock. Any deemed distribution will be taxable as a dividend, return of capital or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to certain dividends paid to individual holders nor to the dividends-received deduction applicable to certain dividends paid to corporate holders.

Backup Withholding Tax and Information Reporting

        Payments of principal, premium, if any, and interest (including original issue discount and a payment in common stock pursuant to a conversion of a note) on, and the proceeds of dispositions of, the notes or shares of our common stock may be subject to information reporting and U.S. federal backup withholding tax (currently, at the rate of 28%) if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Backup withholding is not an additional tax. Any amounts so withheld will be allowed as a credit against a U.S. Holder's U.S. federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

        The notes were originally issued by us and sold by Morgan Stanley & Co. Incorporated, Stephens Inc., Raymond James & Associates, Inc., and Jefferies & Company, Inc. (the "initial purchasers") in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of such notes. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

        The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which such notes are convertible. To our knowledge, other than Morgan Stanley & Co. Incorporated, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of the outstanding common stock.

        The principal amounts of the notes provided in the table below is based on information provided to us by each of the selling securityholders and the percentages are based on $85 million principal amount at maturity of notes outstanding. The number of shares of common stock that may be sold is calculated based on the current conversion price of $37.69 per share.

        Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its notes in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

        Any or all of the notes or shares of our common stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or our common stock that will be held by the selling securityholders upon consummation of any such sales.

Name	Original Principal Amount of Notes Beneficially Owned That May Be Sold	Percentage of Notes Oustanding Before Offering	Number of Shares of Common Stock Held Before Offering(1)		Number of Shares of Common Stock Offered for Sale(1)		Number of Shares of Common Stock Held After Offer(2)
Alexandra Global Master Fund, Ltd	$5,000,000	5.88%	132,665		132,665		—
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	2,000,000	2.35%	53,066		53,066		—
Calamos® Market Neutral Fund—Calamos® Investment Trust	2,800,000	3.29%	74,292		74,292		—
CNH CA Master Account, LP	500,000	*	13,266		13,266		—
Consulting Group Capital Markets Funds	200,000	*	5,306		5,306		—
Context Convertible Arbitrage Fund LP	1,450,000	1.71%	38,472		38,472		—
Context Convertible Arbitrage, Offshore, Ltd	3,250,000	3.82%	86,232		86,232		—
CQS Convertible And Quantitative Strategies Master Fund Ltd	1,500,000	1.76%	39,799		39,799		—
DBAG London	8,311,000	9.78%	220,516		220,516		—
Deephaven Domestic Convertible Trading Ltd.	3,113,000	3.66%	82,597		82,597
DKR SoundShore Oasis Holding Fund Ltd	500,000	*	13,266		13,266		—
DKR SoundShore Opportunity Holding Fund Ltd.	2,250,000	2.65%	59,699		59,699		—
Geode U.S. Convertible Arbitrage Fund	3,500,000	4.12%	92,865		92,865		—
Grace Convertible Arbitrage Fund, CTA	4,000,000	4.71%	106,132		106,132		—
Highbridge International LLC	13,000,000	15.29%	344,930		344,930		—
Institutional Benchmark Master Fund	1,000,000	1.18%	26,533		26,533		—
Institutional Benchmarks Master Fund Ltd	2,000,000	2.35%	53,066		53,066		—
Lakeshore International, Ltd.	2,800,000	3.29%	74,292		74,292		—
McMahan Securities Co. L.P.	500,000	*	13,266		13,266		—
Morgan Stanley & Co. Incorporated	6,782,000	7.98%	215,367		179,947		35,420
National Bank of Canada	600,000	*	15,919		15,919		—
Polaris Vega Fund L.P.	250,000	*	6,633		6,633		—
San Diego County Employee Retirement Association	1,500,000	1.76%	39,799		39,799		—
Sphinx Convertible Arbitrage Fund SPC	137,000	*	3,635		3,635		—
Sunrise Partners Limited Partnership	250,000	*	26,093		6,633		19,460
UBS AG London f/b/o HFS	2,000,000	2.35%	53,066		53,066		—
UBS Securities LLC	50,000	*	1,326		1,326		—
Univest Convertible Arbitrage Fund II Ltd (Norshield)	200,000	*	5,306		5,306		—
Vicis Capital Master Fund	2,825,000	3.32%	74,956		74,956		—
White River Securities LLC	1,500,000	1.76%	39,799		39,799		—
Whitebox Diversified Convertible Arbitrage Partners LP	1,500,000	1.76%	39,799		39,799		—
Zazove Convertible Arbitrage Fund L.P.	3,500,000	4.12%	92,865		92,865		—
All other holders of notes or future transferees, pledges or donees or their successors(3)	6,232,000	(3)		(3)	165,354		(3)

Total	$85,000,000	100%	2,310,193	(4)	2,255,313	(4)	54,880

*
Represents less than 1.0%.

(1)
The number of conversion shares shown in the table above assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 26.5331 shares per $1,000 principal amount at maturity of notes. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

(2)
Except as noted in the table, assumes all of the notes and shares of common stock issuable upon their conversion are sold in the offering.

(3)
Information about additional selling securityholders will be set forth in an amendment to the registration statement of which this prospectus forms a part.

(4)
Because fractional shares that would otherwise be issuable upon conversion of notes will be paid in cash, the sum of the number of shares listed in the column does not equal the total.

PLAN OF DISTRIBUTION

        The notes and the underlying common stock are being registered to permit the resale of such securities by the holders of such securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the underlying common stock. We will bear the fees and expenses incurred in connection with our obligation to register the notes and the underlying common stock. However, the selling securityholders will pay all underwriting discounts, commissions and agent's commissions, if any.

        The selling securityholders may offer and sell the notes and the underlying common stock from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling securityholder or by agreement between such holder and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

  •
  in market transactions;

  •
  in privately negotiated transactions;

  •
  through the writing of options;

  •
  in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

  •
  through broker-dealers, who may act as agents or principals;

  •
  directly to one or more purchasers;

  •
  through agents; or

  •
  in any combination of the above or by any other legally available means.

        In connection with the sales of the notes and the underlying common stock, the selling securityholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the offered securities, deliver the notes and the underlying common stock to close out such short positions, or loan or pledge the notes and the underlying common stock to broker-dealers that in turn may sell such securities.

        If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any notes and the underlying common stock through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the notes and the underlying common stock, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of notes and the underlying common stock and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of the notes and the underlying common stock, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of notes and underlying common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes or the underlying common stock by the selling securityholders. Selling securityholders may decide to sell all or a portion of the notes or the underlying common stock offered by them pursuant to this prospectus or may decide not to sell notes or the underlying common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes or the underlying common stock by other means not described in this prospectus. Any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the notes and the underlying common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the notes or common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed. All of the above may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

        Under the securities laws of certain states, the notes and the underlying common stock may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the notes and the underlying common stock may not be sold unless the notes and the underlying common stock have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

        We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and will be entitled to contribution from the selling securityholders in connection with those liabilities.

        We are permitted to suspend the use of this prospectus under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed

60 days in any three-month period and not to exceed an aggregate of 120 days in any 12-month period. If the duration of such suspension exceeds any of the periods above- mentioned, we have agreed to pay additional interest.

LEGAL MATTERS

        Certain legal matters relating to the notes and the shares of common stock issuable upon conversion will be passed upon for Lithia by Foster Pepper Tooze LLP, Portland, Oregon.

EXPERTS

        The consolidated financial statements of Lithia Motors, Inc. and Subsidiaries as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated herein by reference and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which are incorporated herein by reference and upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy materials that we have filed with the SEC at the SEC public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

        Our common stock is listed on the New York Stock Exchange under the symbol "LAD," and our SEC filings can be read at the New York Stock Exchange, 20 Broad Street, New York, NY 10005. Our SEC filings are also available to the public on the SEC's Internet website at http://www.sec.gov as well as our own website at http://www.lithia.com.

        We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the notes and the common stock issuable upon conversion of the notes offered by the selling securityholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Please refer to the registration statement and its exhibits and schedules for further information with respect to our company, the notes and the common stock. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC, as described above.

DOCUMENTS INCORPORATED BY REFERENCE

        We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC (other than on Form 8-K under Items 9 and 12) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this prospectus, until the selling securityholders have sold all of the notes and shares of common stock to which this prospectus relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus, modifies or supersedes such statement.

  •
  Our Annual Report on Form 10-K for our fiscal year ended December 31, 2004.

  •
  Our Current Reports on Form 8-K filed February 23, 2005.

        You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Lithia Motors, Inc.
Investor Relations Dept.
360 E. Jackson Street
Medford, Oregon 97501
Telephone: (541) 776-6591

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following is an itemized statement of the costs and expenses, other than underwriting discounts and commissions, incurred and to be incurred by us in connection with the issuance and distribution of the securities registered hereby. All amounts are estimates except the SEC registration fee and NYSE listing fee.

Amount
SEC Registration Fee	$10,769.50
Printing and Engraving Fees and Expenses	$85,000.00
Legal and Consulting Fees and Expenses	$225,000.00
Accounting Fees and Expenses	$110,000.00
Trustee Fees	$9,000.00
Miscellaneous	$5,230.50

Total	$445,000.00

        The foregoing, other than the SEC Registration Fee, are estimates.

Item 15. Indemnification of Directors and Officers.

        Under the Oregon Business Corporation Act (Oregon Revised Statutes Sections 60.387 to 60.414), a person who is made a party to a proceeding because such person is or was an officer or director of a corporation may be indemnified by the corporation against liability incurred by such person in connection with the proceeding if (1) the person's conduct was in good faith and in a manner he or she reasonably believed was in the corporation's best interest or at least not opposed to its best interests and (2) if the proceeding was a criminal proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted if the person was adjudged liable to the corporation in a proceeding by or in the right of the corporation, or if the Indemnitee was adjudged liable on the basis that he or she improperly received a personal benefit. Unless a company's Articles of Incorporation provide otherwise, such indemnification is mandatory if the Indemnitee is wholly successful on the merits or otherwise, or if ordered by a court of competent jurisdiction.

        The Oregon Business Corporation Act also provides that a company's articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for (1) any breach of the directors' duty of loyalty to the corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) any unlawful distribution; or (4) any transaction from which the director derived an improper personal benefit.

        Our Articles of Incorporation provide that we will indemnify our directors and officers to the fullest extent permissible under the Oregon Business Corporation Act against all expense liability and loss (including attorney fees) incurred or suffered by reason of service as a director or officer or service at our request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

        The effect of these provisions is to limit the liability of directors for monetary damages, and to indemnify our directors and officers for all costs and expenses for liability incurred by them in connection with any action, suit or proceeding in which they may become involved by reason of their affiliation with us, to the fullest extent permitted by law. These provisions do not limit our rights or any shareholder's rights to seek non-monetary relief, and do not affect a director's or officer's responsibilities under any other laws, such as securities or environmental laws.

        We have obtained a directors' and officers' liability insurance policy insuring our directors and officers against certain losses resulting from wrongful acts committed by them as our directors and officers, including liabilities arising under the Securities Act.

Item 16. Exhibits

        The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Name
4.1*	Registration Rights Agreement dated May 4, 2004, among the registrant and Morgan Stanley & Co. Incorporated, Stephens Inc., Raymond James & Associates, Inc., and Jefferies & Company, Inc.
4.2*	Indenture between the registrant and U.S. Bank National Association, including the form of Note
5.1*	Opinion of Foster Pepper Tooze LLP
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Foster Pepper Tooze LLP (included in 5.1)
24.1*	Power of Attorney
25.1*	Statement of Eligibility of Trust (Form T-1)

*
Previously filed

Item 17. Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

      individually or in the aggregate, represent a fundamental change in the information in the registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Lithia Motors, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, State of Oregon, on April 5, 2005.

LITHIA MOTORS, INC.
By:	/s/ SIDNEY B. DEBOER
Sidney B. DeBoer, Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

By:	/s/ SIDNEY B. DEBOER	Date: April 5, 2005
Sidney B. DeBoer, Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)
By:	*	Date: April 5, 2005
Thomas Becker, Director
By:	*	Date: April 5, 2005
Philip Romero, Director
By:	*	Date: April 5, 2005
William Young, Director
By:	*	Date: April 5, 2005
Gerald F. Taylor, Director
By:	*	Date: April 5, 2005
M.L. Dick Heimann, Director

By:	*	Date: April 5, 2005
R. Bradford Gray, Director
By:	/s/ JEFFREY B. DEBOER	Date: April 5, 2005
Jeffrey B. DeBoer, Senior Vice President and Chief Financial Officer (principal financial officer)
*By:	/s/ JEFFREY B. DEBOER Jeffrey B. DeBoer, as Attorney-in-Fact

Exhibit Index

Exhibit Number	Exhibit Name
4.1*	Registration Rights Agreement dated May 4, 2004, among the registrant and Morgan Stanley & Co. Incorporated, Stephens Inc., Raymond James & Associates, Inc., and Jefferies & Company, Inc.
4.2*	Indenture between the registrant and U.S. Bank National Association, including the form of Note
5.1*	Opinion of Foster Pepper Tooze LLP
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Foster Pepper Tooze LLP (included in 5.1)
24.1*	Power of Attorney
25.1*	Statement of Eligibility of Trust (Form T-1)

*
Previously filed

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TABLE OF CONTENTS
SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
Exhibit Index